                                                   ---------------------------
                                                          OMB APPROVAL
                                                   ---------------------------
                                                   OMB number:       3235-0145
                                                   Expires:   December 31, 1997
                                                   Estimated average burden
                                                   hours per response... 14.90
                                                   ---------------------------




                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.1)*


                                Copart, Inc.
        -------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
             ---------------------------------------------------
                       (Title of Class of Securities)

                                 217204 10 6
                  -----------------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

-----------------------                                  ---------------------
  CUSIP NO. 217204 10 6                 13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Willis Johnson            SSN:###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,919,124

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,919,124

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,919,124

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      23.07

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

CUSIP No. 217204 10 6
          -----------

ITEM 1.

          (a) NAME OF ISSUER:  Copart, Inc.

          (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5500 E. Second Street, Benicia, California 94510

ITEM 2.

          (a) NAME OF PERSON FILING:  Willis J. Johnson ("Reporting Person")


          (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              5500 E. Second Street, Benicia, California 94510

          (c) CITIZENSHIP:  United States of America

          (d) TITLE OF CLASS OF SECURITIES:  Common Stock

          (e) CUSIP NUMBER:  217204 10 6

ITEM 3.       Not Applicable

ITEM 4.

          (a) AMOUNT BENEFICIALLY OWNED:  2,919,124

          (b) PERCENT OF CLASS:  23.07

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   Sole power to vote or to direct the vote:2,919,124
              (ii)  Shared power to vote or to direct the vote:0
              (iii) Sole power to dispose or direct the disposition of:2,919,124
              (iv)  Shared power to dispose or direct the disposition of:0

                                                               Page 4 of 5 Pages

CUSIP No. 217204 10 6
          -----------


ITEM 5.   Not Applicable

ITEM 6.   Not Applicable

ITEM 7.   Not Applicable

ITEM 8.   Not Applicable

ITEM 9.   Not Applicable

                                                               Page 5 of 5 Pages

CUSIP No. 217204 10 6
          -----------

ITEM 10.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997



 /s/ Willis J. Johnson
----------------------
Willis J. Johnson, Chief Executive Officer